As filed with the Securities and Exchange Commission on July 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUMIA TECHNOLOGIES AG

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

The Federal Republic of Germany	5961	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Skalitzer Straße 104

10997 Berlin

Federal Republic of Germany

+49 (30) 398 20 34 54

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Krystian M. Czerniecki

Sullivan & Cromwell LLP

Neue Mainzer Straße 52

60311 Frankfurt, Germany

+49 (69) 4272 5200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Primary Offering:
Ordinary shares, no par value(1)	36,000,000	$4.29	$154,440,000.00	$20,046.31
Secondary Offering:
Ordinary shares, no par value(1)	29,702,544	$4.29	$127,423,913.76	$16,539.62
Total			$281,863,913.76	$36,585.94

(1)

American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of ordinary shares have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-230534).

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per ordinary share and proposed maximum aggregate offering price are calculated on the basis of $4.29, the average of the high and low sale price of ADSs of the registrant on the New York Stock Exchange on July 20, 2020, which is within five business days prior to the filing of this registration statement, divided by two, the then ordinary share-to-ADS ratio.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2020

18,000,000 American Depositary Shares

Representing 36,000,000 Ordinary Shares offered by the Company

and

14,851,272 American Depositary Shares Representing 29,702,544 Ordinary Shares offered by the Selling Shareholder

We, Jumia Technologies AG, a German stock corporation (Aktiengesellschaft), may offer, from time to time, in one or more offerings, up to an aggregate of 18,000,000 American Depositary Shares, or ADSs, representing up to an aggregate of 36,000,000 ordinary shares, with no par value, which we collectively refer to as the “securities,” and Mobile Telephone Networks Holdings Limited, whom we refer to as the selling shareholder, may offer up to an aggregate of 14,851,272 ADSs, representing up to an aggregate of 29,702,544 ordinary shares. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “JMIA.” On July 21, 2020, the closing sale price of our ADSs was $8.95 per ADS.

The securities covered by this prospectus may be offered through one or more underwriters, dealers or agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of distribution” beginning on page 37.

Investing in our securities involves risks. See “Risk factors” beginning on page 7 as well as the risk factors set forth in our most recent Annual Report on Form 20-F and in other reports incorporated herein by reference. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2020.

For investors outside the United States: Neither we nor any underwriters, dealers or agents have done anything that would permit an offering pursuant to this prospectus, or authorize the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We are incorporated in the Federal Republic of Germany. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We are responsible for the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information, and neither we nor the Selling Shareholder take responsibility for any other information others may give you. We, the Selling Shareholder and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to an aggregate of 18,000,000 ADSs, representing up to an aggregate of 36,000,000 ordinary shares, and the selling shareholder may sell up to an aggregate of 14,851,272 ADSs, representing up to an aggregate of 29,702,544 ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we, or the selling shareholder, as applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where you can find more information” and “Incorporation of certain information by reference.”

We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Jumia” and the “company” refer to Jumia Technologies AG (and historically to Africa Internet Holding GmbH), and their respective consolidated subsidiaries, as applicable.

Our registered office is at Charlottenstraße 4, 10969 Berlin, Germany, and our telephone number is +49-30-398203454.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our management board and supervisory board members and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under Item 3. “Key Information—D. Risk Factors” in our then-current Annual Report on Form 20-F, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “may,” “will,” “expect,” “estimate,” “could,” “should,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our future business and financial performance, including our revenue, operating expenses and our ability to maintain profitability and our future business and operating results;

•	our strategies, plan, objectives and goals; and

•	our expectations regarding the development of our industry, internet penetration, market size and the competitive environment in which we operate.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in Item 3. “Key Information-D. Risk Factors,” including the following:

•	we have incurred significant losses since inception and there is no guarantee that we will achieve or sustain profitability in the future;

•	we rely on external financing and may not be able to raise necessary additional capital on economically acceptable terms or at all;

•	our markets pose significant operational challenges that require us to expend substantial financial resources;

•	we face risks related to the COVID-19 pandemic, including negative effects on our business due to market disruption and economic instability;

•	many of our countries of operation are, or have been, characterized by political instability or changes in regulatory or other government policies;

•	our business may be materially and adversely affected by an economic slowdown in any region of Africa;

•	currency volatility and inflation may materially adversely affect our business;

•	uncertainties with respect to the legal system in certain African markets could adversely affect us;

•	our business may be materially and adversely affected by violent crime or terrorism in any region of Africa;

•	growth of our business depends on an increase in internet penetration in Africa.

•	growth of internet penetration in the markets in which we currently operate;

•	we face competition, which may intensify;

•	we may not be able to adapt to changes in our industry or successfully launch and monetize new and innovative technologies;

•

we may not be able to maintain our existing partnerships, strategic alliances or other business relationships or enter into new ones. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits;

•	we may be unable to maintain and expand our relationships with sellers or to find additional sellers for our marketplace;

•	we may fail to maintain or grow the size of our consumer base or the level of engagement of our consumers;

•	we face challenges with failed deliveries, excessive returns, late collections, unrecoverable receivables and voucher abuse, which may materially and adversely affect our business and prospects;

•	we depend on third-party carriers as part of our fulfillment process;

•	we may be subject to allegations and lawsuits concerning the content of our platform or claiming that items listed on our marketplace are counterfeit, pirated or illegal;

•	we may fail to deal effectively with any fraud perpetrated and fictitious transactions conducted on our platform;

•	we and certain of our board members and officers have been named as defendants in several shareholder class action lawsuits

•	our payment service, JumiaPay, could fail to function properly, and we may not be able to expand or integrate JumiaPay into other online portals;

•

we could be subject to liability and forced to change our JumiaPay business practices if we were found to be subject to or in violation of any laws or regulations governing banking, money transmission, tax regulation, anti-money laundering regulations or electronic funds transfers in any country where we operate; or if new legislation regarding these issues were enacted in the countries where JumiaPay operate;

•	any failure to maintain, protect and enhance our reputation and brand may adversely affect our business;

•	we may fail to operate, maintain, integrate and upgrade our technology infrastructure, or to adopt and apply technological advances;

•	we may experience malfunctions or disruptions of our technology systems;

•	we may experience security breaches and disruptions due to hacking, viruses, fraud, malicious attacks and other circumstances;

•	we conduct a substantial amount of our business in foreign currencies, which heightens our exposure to the risk of exchange rate fluctuations; and

•	required licenses, permits or approvals may be difficult to obtain in the countries in which we currently operate, and once obtained may be amended or revoked arbitrarily or may not be renewed.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference herein and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

THE COMPANY

We are the leading pan-African e-commerce platform. Our platform consists of our marketplace, which connects sellers with consumers, our logistics service, which enables the shipment and delivery of packages from sellers to consumers, and our payment service, which facilitates transactions among participants active on our platform in selected markets.

We are active in three regions in Africa, which consist of 11 countries that together accounted for approximately 70% of Africa’s GDP of €2.2 trillion in 2019, according to estimates by the International Monetary Fund. Though still nascent, we believe that e-commerce in Africa is well positioned to grow.

On our marketplace, a large and diverse group of sellers offer goods in a wide range of categories, such as fashion and apparel, smartphones, home and living, consumer packaged goods, beauty and perfumes and other electronics. We also provide consumers a restaurant food delivery service, and payment services such as airtime recharge. On our platform, we had 6.1 million Annual Active Consumers as of December 31, 2019. We believe that the number and quality of sellers on our marketplace, and the breadth of their respective offerings, attract more consumers to our platform, increasing traffic and orders, which in turn attracts even more sellers to Jumia, creating powerful network effects. Our marketplace operates with limited inventory risk, as the goods sold by sellers via our marketplace are predominantly sold by third-party sellers, meaning the cost of inventory remains with the seller. In 2019, the vast majority of the items sold on our marketplace was offered by third-party sellers. To a limited extend, we sell items directly in order to enhance consumer experience in key categories and regions.

Our logistics service, Jumia Logistics, facilitates the delivery of goods in a convenient and reliable way. It consists of a large network of leased warehouses, pick up stations for consumers and drop-off locations for sellers and a significant number of local third-party logistics service providers, whom we integrate and manage through our proprietary technology, data and processes. In certain cities, where we believe it is beneficial to enhance our logistics service, we also operate our own last-mile fleet.

Traditionally, consumers across Africa rely on cash to transact. We have designed our payment service, JumiaPay, to facilitate online transactions between participants on our platform, with the intention of integrating additional financial services in the future. As of December 31, 2019, JumiaPay was available in six markets: Nigeria, Egypt, Ivory Coast, Ghana, Morocco and Kenya. JumiaPay Transactions and TPV have both increased substantially since its launch. The number of JumiaPay Transactions reached 7.6 million in 2019, more than tripling compared to 2018. TPV reached €124.3 million in 2019, up 127% compared to 2018. Our payment service app, Jumia One, also allows consumers to complete online payments for a broad range of every-day services offered by third-party providers, such as airtime recharge or utility payments, as well as financial services such as micro-loans or savings products. Through Jumia Lending, our sellers can access financing solutions provided by third-party financial institutions, leveraging data from the sellers transactional activity on our platform for credit scoring purposes. We intend to continue expanding the range of payment and financial services offered to both consumers and sellers as part of the Jumia ecosystem, with a view to offering those services beyond our platform in the future.

Our operations benefit from centralized decision-making and a uniform technology platform coupled with coordinated local presence. Our unified, scalable technology platform has been developed by our technology and data team, which is predominantly located in Portugal. This technology platform covers all relevant a spects of our operations, from data management, business intelligence, traffic optimization and consumer engagement to infrastructure, logistics and payments. We constantly collect and analyze data to help us optimize our operations, make our consumer experience more personal and relevant, and enable us, selected sellers and logistics partners to make informed real-time decisions. Our local teams in each of our countries of operations have access to, and may benefit from, the centralized data collection and analytics and are empowered to use the insights gained from our platform in order to take action locally.

RISK FACTORS

Before making a decision to invest in our securities, you should carefully consider the risks described under Item 3. “Key Information—D. Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F or Form 20-F/A, as the case may be, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities. We will not receive any proceeds from the sale of any securities offered by the selling shareholder.

CAPITALIZATION

Information on our consolidated capitalization will be contained, if necessary, in a prospectus supplement.

SELLING SHAREHOLDER

This prospectus also relates to the possible resale from time to time by Mobile Telephone Networks Holdings Limited, whom we refer to in this prospectus as the “selling shareholder,” of up to an aggregate of 14,851,272 ADS, representing up to an aggregate of 29,702,544 ordinary shares.

If the selling shareholder offers ADSs in any future offering, an applicable prospectus supplement will set forth the nature of any position, office or other material relationship which the selling shareholder has had with the Company or any of its predecessors or affiliates during the three years prior to the date of the applicable prospectus supplement, the number of our common shares or ADSs owned by the selling shareholder before and after the offering and the number of our ADSs to be offered by the selling shareholder.

The selling shareholder will pay the fees and the expenses incurred in effecting the registration of the ADSs covered by this prospectus, including, without limitation, all related registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of selling shareholder’s counsel. The selling shareholder will also pay any underwriting or broker discounts and any commissions incurred by the selling shareholder in selling its ADSs.

The selling shareholder may not sell any ADSs pursuant to this prospectus until we have identified the ADSs which may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholder may sell or transfer all or a portion of their ADSs pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description of our capital stock is a summary of the rights of our ordinary shares and certain provisions of our articles of association in effect as of July 22, 2020. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part, as well as to the applicable provisions of German legislation on stock corporations. We encourage you to read our articles of association and applicable German legislation on stock corporations carefully.

Share Capital

As of July 22, 2020, our share capital as registered in the commercial register amounts to €159,399,696.00, which is divided into 159,399,696 ordinary bearer shares (Inhaberaktien). All shares are shares with no par value (Stückaktien ohne Nennbetrag) with a notional amount attributable to each ordinary share of €1.00.

General Information on Capital Measures

Pursuant to our articles of association, an increase of our share capital generally requires a resolution passed at our shareholders’ meeting with both a simple majority of the share capital represented at the relevant shareholders’ meeting (three-quarters if the resolution excludes shareholders’ preemptive rights) and a simple majority of the votes cast.

The shareholders at such meeting may authorize our management board to increase our share capital with the consent of our supervisory board within a period of five years by issuing shares for a certain total amount, which we refer to as authorized capital (genehmigtes Kapital) and is a concept under German law that enables us to issue shares without going through the process of obtaining another shareholders’ resolution. The aggregate nominal amount of the authorized capital created by the shareholders may not exceed one-half of the share capital existing at the time of registration of the authorized capital with the commercial register. The resolution requires an affirmative vote of three quarters of the share capital represented at the shareholders’ meeting and a simple majority of the votes cast.

Furthermore, our shareholders may resolve to amend or create conditional capital (bedingtes Kapital). However, they may do so only to issue conversion or subscription rights to holders of convertible bonds, in preparation for a merger with another company or to issue subscription rights to employees and members of the management of our company or of an affiliated company by way of a consent or authorization resolution. The same voting requirement as for the creation of authorized capital apply. According to German law, the aggregate nominal amount of the conditional capital created at the shareholders’ meeting may not exceed one-half of the share capital existing at the time the resolution is adopted. The aggregate nominal amount of the conditional capital created for the purpose of granting subscription rights to employees and members of the management of our company or of an affiliated company may not exceed 10% of the share capital existing at the time the resolution is adopted.

Shareholders may also resolve to increase the share capital from own resources (Kapitalerhöhung aus Gesellschaftsmitteln) by converting capital reserves and profit reserves into registered share capital. Pursuant to our articles of association, any resolution pertaining to an increase in share capital from own resources (Kapitalerhöhung aus Gesellschaftsmitteln) requires the vote of a simple majority of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast.

All shares issued by the Company are fully paid in (meaning that shareholders are not liable to the Company to pay in any further amount in relation to their existing shares). Any resolution relating to a reduction of our share capital requires the vote of at least three-quarters of the share capital represented at the relevant shareholders’ meeting as well as a simple majority of the votes cast according to German law.

Authorized Capital

Under the German Stock Corporation Act (Aktiengesetz), a stock corporation’s shareholders’ meeting can authorize the management board to, with the consent of the supervisory board, issue shares in a specified aggregate nominal amount of up to 50% of the issued share capital of such company at the time the resolution becomes effective. The shareholders’ authorization becomes effective upon registration in the commercial register (Handelsregister) and may extend for a period of no more than five years thereafter. Our authorized capital is summarized below.

As of July 22, 2020, our articles of association provide for the following authorized capital:

Authorized Capital 2018/I

Pursuant to paragraph 2 of section 4 of our articles of association, the management board is authorized until December 16, 2023 to increase, once or repeatedly and each time with the consent of the supervisory board, our share capital by up to a total amount of €4,728,590.00 through the issuance of up to 4,728,590 new no-par value bearer shares against contributions in cash and/or in kind, including claims against us (the “Authorized Capital 2018/I”). The subscriptions rights of the shareholders are excluded. The Authorized Capital 2018/I serves to fulfill acquisition rights (option rights) that have been granted by us (or our legal predecessors), prior to our conversion into a German stock corporation, to current and/or former managing directors and/or employees of the Company and/or its direct and indirect subsidiaries and to service providers, supporters or business partners of the Company and/or its direct and indirect subsidiaries. The Authorized Capital 2018/I also serves to issue shares in the Company to holders of shares in direct or indirect subsidiaries of the Company, including such shares in direct or indirect subsidiaries of the Company which are held in trust by their holders. The shares which will be created from the Authorized Capital 2018/I may only be issued for these purposes. A capital increase may be implemented only to the extent that the holders of option rights exercise their option rights, and as required to issue shares in the Company to holder of shares in direct or indirect subsidiaries of the Company, including such shares in direct or indirect subsidiaries of the Company which are held in trust by their holders.

The issue amount of the new shares must be at least €1.00 per share and may be paid in cash or in kind, including claims against the Company. The management board, subject to the consent of the supervisory board, is authorized to determine any further details of the capital increase and its implementation, including the period for which the new shares participate in any profit for the first time, which may, in deviation from Section 60 para. 2 of the German Stock Corporation Act, include profit participation for the current fiscal year. To the extent that a member of the management board is entitled under the option rights, such determinations will be made exclusively by the supervisory board. The supervisory board may adjust the wording of the articles of association if the Authorized Capital 2018/I is utilized or the authorization expired.

Authorized Capital 2020/I

Pursuant to paragraph 5 of section 4 of our articles of association, the management board is authorized until June 8, 2025 to increase, once or repeatedly and each time with the consent of the supervisory board, the share capital by up to a total amount of €71,096,455.00 through the issuance of up to 71,096,455 new no-par value bearer shares against contributions in cash and/or in kind, including claims against us (“Authorized Capital 2020/I”). In principle, shareholders are to be granted subscription rights to shares issued under this authorization. The shares may also be subscribed for by one or more credit institution(s) or one or several enterprise(s) operating pursuant to Section 53 para. 1 sentence 1 or Section 53b para. 1 sentence 1 or para. 7 of the German Banking Act (Gesetz über das Kreditwesen) with the obligation to offer the shares to the shareholders of the Company pursuant to Section 186 para. 5 of the German Stock Corporation Act (so-called indirect subscription right).

The shareholders’ subscription rights are excluded for one or more capital increases in the context of the Authorized Capital 2020/I,

•

if the utilization of the Authorized Capital 2020/I occurs in order to issue up to a maximum of 1,243,367 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2019 of the Company (“VRSUP 2019”) to members of the management board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) or their investment vehicles, subject to the details of the VRSUP 2019, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units; and/or

•

if the utilization of the Authorized Capital 2020/I occurs in order to issue up to a maximum of 1,850,000 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2020 of the Company (“VRSUP 2020”) to members of the management board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles, subject to the details of the VRSUP 2020, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units.

In this case, the pro rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the Conditional Capital 2020/I by the shareholders’ meeting held on June 9, 2020. Towards this limit shall count the pro-rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the management board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) or their investment vehicles in the context of participation programs ever since the resolution on the Conditional Capital 2020/I was adopted.

Further, the management board, with the consent of the supervisory board, is authorized to exclude shareholders’ subscription rights for one or more capital increases in the context of the Authorized Capital 2020/I,

•	in order to exclude fractional amounts from the subscription right;

•

to the extent necessary to grant holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (hereinafter together “Bonds”) with conversion or option rights, or conversion or option obligations, and which were or will be issued by the Company or a direct or indirect subsidiary, subscription rights to new no-par value bearer shares of the Company in the amount to which they would be entitled as shareholders after the exercise of the option or conversion rights, or after fulfillment of the conversion or option obligations or to the extent the Company exercises with regard to such Bonds its right to grant, totally or in part, shares of the Company in lieu of payment of the amount due;

•

to issue shares for cash contributions, provided that the issue price of the new shares is not significantly lower than the stock exchange price of the shares of the Company already listed on the stock exchange in the meaning of sections 203(1) and (2), 186 (3) sentence 4 of the German Stock Corporation Act and that the proportional amount of the registered share capital attributable to the new shares issued under the exclusion of subscription rights in accordance with section 186(3) sentence 4 of the German Stock Corporation Act does not exceed a total of 10% of the registered share capital of the Company, whether at the time the Authorized Capital 2020/I comes into effect or—in case such amount is lower—is exercised. Towards the above threshold of 10 % of the registered share capital shall also count the pro-rata amount of the share capital attributable to any shares, (i) that are sold during the term of the Authorized Capital 2020/I on the basis of an authorization to sell treasury shares pursuant to section 71(1) no. 8 sentence 5 second half sentence in conjunction with section 186(3) sentence 4 of the German Stock Corporation Act subject to the exclusion of shareholders’ subscription rights; (ii) that are issued to satisfy Bonds with conversion or option rights, or conversion or option obligations, provided that such Bonds were issued in analogous application of section 186(3) sentence 4 of the German Stock Corporation Act during the term of the Authorized Capital 2020/I subject to the exclusion of the shareholders’ subscription rights; (iii) that are issued during the term of the Authorized Capital 2020/I on the basis of other authorized capital, provided that such shares are issued subject to the exclusion of the shareholders’ subscription rights pursuant to section 203(2) sentence 1 in conjunction with section 186(3) sentence 4 of the German Stock Corporation Act or on the basis of other capital measures subject to the exclusion of the shareholders’ subscription rights in analogous application of section 186(3) sentence 4 of the German Stock Corporation Act;

•

to issue shares for contributions in kind, in particular—but not limited thereto—in the context of mergers or for the purpose of (including indirect) acquisitions of companies, businesses, parts of companies, interests in companies or other assets, including claims against the Company or any of its group companies, or to satisfy Bonds issued for contributions in kind; or

•	in order to distribute a dividend in kind, in the context of which shares of the Company (also in part or subject to election) may be issued against contribution of dividend claims (scrip dividend).

The management board is authorized, with the consent of the supervisory board, to determine any additional content of the rights attached to the shares and the conditions of the share issue; this includes the determination of the profit participation of the new shares, which may, in deviation from section 60(2) of the German Stock Corporation Act, also participate in the profit of completed fiscal years. The supervisory board is authorized to adjust the wording of our articles of association accordingly following any utilization of the Authorized Capital 2019/I or upon expiry of the period for the utilization of the Authorized Capital 2020/I.

Conditional Capital

As of July 22, 2020, our articles of association provide for the following conditional capital:

Conditional Capital 2019/I

Pursuant to paragraph 3 of section 4 of our articles of association, our share capital is conditionally increased by up to €2,692,876.00 through issuance of up to 2,692,876 new no-par value ordinary bearer shares (“Conditional Capital 2019/I”). The Conditional Capital 2019/I may only be used to issue shares of the Company to fulfil the subscription rights for shares in the Company that have been or will be granted to members of our management board and employees as well as members of the management and employees of companies affiliated with us, within the meaning of Sections 15 et seqq. of the German Stock Corporation Act, in the form of stock options in accordance with the authorizing resolution of the shareholders’ meeting held on February 15, 2019. The conditional capital increase will only be implemented to the extent that (i) stock options have been or will be granted in accordance with the authorizing resolution of the shareholders’ meeting of February 15, 2019, (ii) the holders of the stock options exercise their rights and (iii) the Company does not deliver treasury shares to satisfy the stock options, whereas the supervisory board shall be exclusively competent regarding the granting and settlement of stock options to the members of the management board. The new no-par value bearer shares shall participate in the profits from the beginning of the financial year in which they are issued. A shareholders’ meeting of the Company held on April 1, 2019 adopted a resolution pursuant to which the pro rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the amendment of the Conditional Capital 2019/I by such shareholders’ meeting held on April 1, 2019 and that towards this 10% limit shall count the pro rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the management board of the Company and employees of the

Company as well as members of the management and employees of companies affiliated with the Company within the meaning of Sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz), respectively, their investment vehicles, in the context of participation programs since such resolution of the shareholders’ meeting on the Conditional Capital 2019/I was adopted. The supervisory board is authorized to amend the wording of our articles of association accordingly after the respective utilization of the Conditional Capital 2019/I and upon the expiry of any exercise period.

Conditional Capital 2020/I

Pursuant to paragraph 6 of section 4 of our articles of association, our share capital is conditionally increased by up to €3,700,000.00 through issuance of up to 3,700,000 new no-par value bearer shares (“Conditional Capital 2020/I”). The Conditional Capital 2020/I may only be used to issue shares of the Company to fulfil the subscription rights for shares in the Company that have been or will be granted to members of our management board and employees of the Company as well as members of the management and employees of companies affiliated with us, within the meaning of section 15 of the German Stock Corporation Act, in the form of stock options in accordance with the authorization of the shareholders’ meeting held on June 9, 2020. The conditional capital increase will only be implemented to the extent that stock options have been or will be granted in accordance with the authorization of the shareholders’ meeting of June 9, 2020, the holders of the stock options exercise their rights and the Company does not deliver treasury shares to satisfy the stock options, whereas the supervisory board shall be exclusively competent regarding the granting and settlement of stock options to the members of the management board. The new no-par value bearer shares shall participate in the profits from the beginning of the most recent financial year for which, at the time of the issuance, a shareholders’ meeting has not yet resolved on the appropriation of any profit. The pro-rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the amendment of the Conditional Capital 2020/I by the shareholders’ meeting held on June 9, 2020. Towards this limit shall count the pro rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the management board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) or their investment vehicles in the context of participation programs ever since the resolution on the Conditional Capital 2020/I was adopted. The supervisory board is authorized to amend the wording of our articles of association accordingly after any utilization of the Conditional Capital 2020/I or upon the expiry of any exercise periods.

Conditional Capital 2020/II

Pursuant to paragraph 4 of section 4 of our articles of association, our share capital is conditionally increased by up to €68,015,371.00 through issuance of up to 68,015,371 new no-par value bearer shares (“Conditional Capital 2020/II”). The purpose of Conditional Capital 2020/II is to grant shares to holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (together “Bonds 2020”) issued on the basis of the authorization granted by the shareholders’ meeting of June 9, 2020 upon the exercise of conversion or option rights or the fulfilment of conversion or option obligations. The new shares are issued based on the conversion or option price to be determined in accordance with the authorization granted by the shareholders’ meeting of June 9, 2020. The conditional capital increase will only be implemented to the extent that the holders or creditors of Bonds 2020 which are issued or guaranteed by the Company, dependent companies or by companies in which the Company owns a majority interest either directly or indirectly by June 8, 2025 based on the authorization granted by the shareholders’ meeting of June 9, 2020, exercise any conversion or option right or fulfill any conversion or option obligation under Bonds 2020, or to the extent the Company grants shares in the Company instead of paying the amount due as well as to the extent the conversion or option rights or the conversion or option obligations are not serviced by treasury shares but rather by shares from authorized capital or other consideration. The new shares have the right to participate in any profits from the beginning of the financial year in which they are created and for all subsequent financial years.

The management board is authorized to determine the further details of the implementation of the conditional capital increase. The supervisory board is authorized to amend the wording of our articles of association accordingly after any utilization of the Conditional Capital 2020/II and upon expiration of all option or conversion periods.

Subscription Rights

According to the German Stock Corporation Act (Aktiengesetz), every shareholder is generally entitled to subscription rights (commonly known as preemptive rights) to any new shares issued within the framework of a capital increase, including convertible bonds, bonds with warrants, profit sharing rights or income bonds in proportion to the number of shares the respective shareholder holds in the corporation’s existing share capital. Under German law, these rights do not apply to shares issued out of conditional capital. A minimum subscription period of two weeks must be provided for the exercise of such subscription rights.

Under German law, the shareholders’ meeting may pass a resolution excluding subscription rights if at least three-quarters of the share capital represented adopts the resolution. To exclude subscription rights, the management board must also make a report available to the shareholders justifying the exclusion and demonstrating that the company’s interest in excluding the subscription rights outweighs the shareholders’ interest in having them. Such justification may be subject to judicial review. In addition, under German law, the exclusion of subscription rights upon the issuance of new shares is permitted in the case of an increase the share capital against cash contributions, provided the amount of the capital increase does not exceed 10% of the existing share capital and the issue price of the new shares is not significantly lower than the market price of our shares (for this purpose, the market price may also be considered the market price of an ADS listed on the NYSE divided by the number of our shares or the fraction of one of our shares represented by an ADS, as the case may be).

The authorization of the management board to issue convertible bonds or other securities convertible into shares must be limited to a period not exceeding five years as of the respective shareholder resolution.

Form, Certification and Transferability of the Shares

The form and contents of our global share certificates, any dividend certificates, renewal certificates and interest coupons are determined by our management board with the approval of our supervisory board. A shareholder’s right to certificated shares is excluded, to the extent permitted by law and to the extent that certification is not required by the stock exchange on which the shares are admitted to trading. We are permitted to issue global share certificates that represent one or more shares.

All of our outstanding shares are bearer shares with no par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag). Any resolution regarding a capital increase may determine the profit participation of the new shares resulting from such capital increase.

Our shares are freely transferable under German law, with the transfer of ownership governed by the rules of the relevant clearing system.

Our articles of association do not include any provisions that would have a direct effect of delaying, deferring or preventing a change of control. However, in the event of a hostile takeover, we could use our authorized capital to increase our share capital to issue new shares to an investor at a premium. See “—Authorized Capital.” An increase in the number of shares outstanding could have a negative effect on a party’s ability to carry out a hostile takeover.

Shareholders’ Meetings, Resolutions and Voting Rights

Pursuant to our articles of association, shareholders’ meetings may be held at our registered seat or at the place of a German stock exchange. In general, shareholders’ meetings are convened by our management board.

The supervisory board is additionally required to convene a shareholders’ meeting in cases where this is required under binding statutory law (i.e., if this is in the best interest of our company). In addition, shareholders who, individually or as a group, own at least 5% of our share capital may request that our management board convene a shareholders’ meeting. If our management board does not convene a shareholders’ meeting upon such a request, the shareholders may petition the competent German court for authorization to convene a shareholders’ meeting.

Pursuant to our articles of association, the convening notice for a shareholders’ meeting must be made public at least 36 days prior to the meeting. However, a legislative act that was adopted by the German legislator on March 27, 2020 as a consequence of the COVID-19 pandemic and which stipulates several temporary exemptions from certain statutory rules (Gesetz zur Abmilderung der Folgen der COVID-19-Pandemie im Zivil-, Insolvenz- und Strafverfahrensrecht) (the “COVID-19 Act”) allows, in deviation of the relevant rules under the German Stock Corporation Act, for a shortened convocation period of 21 days for the shareholders’ meeting of a German stock corporation (Aktiengesellschaft) based on a decision of the management board in conjunction with the supervisory board’s approval. Shareholders who, individually or as a group, own at least 5% or €500,000 of our share capital may require that modified or additional items be added to the agenda of the shareholders’ meeting. For each new item, an explanation of the requested change must be provided or a voting proposal (Beschlussvorlage). Any request for an amendment of the agenda of the shareholders’ meeting must be received by the Company within 30 days (14 days if the notice period for the shareholders’ meeting is shortened in accordance with the COVID-19 Act) prior to the meeting. The Company must publish any requests for the amendment of the agenda of the shareholders’ meeting immediately. Under German law, our annual general shareholders’ meeting must take place within the first eight months of each fiscal year. Under the COVID-19 Act, the management board, with the consent of the supervisory board, may decide that the annual general shareholder’s meeting shall take place later in the relevant fiscal year.

Among other things, the general shareholders’ meeting is required to decide on the following issues:

•	appropriation and use of annual net income;

•	discharge or ratification of the actions taken by the members of our management board and our supervisory board;

•	the approval of our statutory auditors;

•	increases or decreases in our share capital;

•	the election of supervisory board members; and

•	to the extent legally required, the approval of our financial statements.

Each ordinary share grants one vote in a shareholders’ meeting. Voting rights may be exercised by authorized proxies, which may be appointed by the Company (Stimmrechtsvertreter). The granting of a power of attorney must be made in text form. Generally, the shareholder or an authorized proxy must be present at the shareholders’ meeting to cast a vote. However, under the Company’s articles of association, the management board may determine in the invitation to the shareholders’ meeting that shareholders may submit their votes in writing or by means of electronic communication without attending the shareholders’ meeting in person (absentee vote) or that shareholders may participate in the shareholders’ meeting in total or in part via electronic communication without attending the shareholders’ meeting in person (online participation). Under the COVID-19 Act, the management board, with the consent of the supervisory board, may hold a virtual shareholders’ meeting without the physical presence of shareholders or their representatives, if (1) there is an audio and video broadcast of the meeting, (2) shareholders may exercise their voting rights through electronic means (absentee vote or online participation) or by giving power of attorney, (3) shareholders may ask questions by way of electronic communication (which may be limited to questions submitted no later than two days prior to the meeting) and (4) shareholders who have exercised their voting rights are given the right to contest any resolution adopted at the meeting via electronic communication.

The COVID-19 Act sets forth that the relevant exemptions thereunder as described above are only applicable to shareholders’ meetings held in 2020, unless the German Federal Ministry of Justice and Consumer Protection extends the period of application until a date no later than December 31, 2021 which it may do if this appears necessary in light of a continued impact of the COVID-19 pandemic in Germany.

Our articles of association provide in Section 18 that the resolutions of the shareholders’ meeting be adopted by a simple majority of the votes cast. To the extent required by law, certain resolutions may have to be approved by a simple majority of the share capital represented at the meeting, in addition to the majority of the votes cast.

Neither German law nor our articles of association provide for a minimum participation requirement to form a quorum at our shareholders’ meetings.

Under German law, certain resolutions of fundamental importance require the vote of at least three-quarters of the share capital present or represented in the voting at the time of adoption of the resolution. Resolutions of fundamental importance include, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of inter-company agreements (Unternehmensverträge) as defined in the German Stock Corporation Act (Aktiengesetz) (in particular domination agreements (Beherrschungsverträge) and profit and loss transfer agreements (Ergebnisabführungsverträge) or a combination thereof), and a change of the company’s purpose or legal form.

Dividends

Under German law, distributions of dividends on shares for a given fiscal year are generally determined by a process in which the management board and supervisory board submit a proposal to our annual general shareholders’ meeting held in the subsequent fiscal year and such annual general shareholders’ meeting adopts a resolution.

German law provides that a resolution concerning dividends and distribution thereof may be adopted only if the company’s unconsolidated financial statements prepared in accordance with German law show net retained profits. In determining the profit available for distribution, the result for the relevant year must be adjusted for profits and losses brought forward from the previous year and for withdrawals from or transfers to reserves. Certain reserves are required by law and must be deducted when calculating the profit available for distribution.

Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends on shares resolved by the general shareholders’ meeting are paid annually, shortly after the general shareholders’ meeting, in compliance with the rules of the respective clearing system. Dividend payment claims are subject to a three-year statute of limitation in the company’s favor.

Liquidation Rights

Apart from liquidation as a result of insolvency proceedings, we may be liquidated only with a vote of the holders of at least three-quarters of the share capital represented at the shareholders’ meeting at which such a vote is taken. If we are liquidated, any assets remaining after all of our liabilities have been paid off would be distributed among our shareholders in proportion to their holdings in accordance with German statutory law. The German Stock Corporation Act (Aktiengesetz) provides certain protections for creditors which must be observed in the event of liquidation.

Authorization to Acquire Our Own Shares

We may not acquire our own shares unless authorized by the shareholders’ meeting or in other very limited circumstances as set out in the German Stock Corporation Act (Aktiengesetz). Shareholders may not grant a share repurchase authorization lasting for more than five years. The German Stock Corporation Act (Aktiengesetz)

generally limits repurchases to 10% of our share capital and resales must generally be made either on a stock exchange, in a manner that treats all shareholders equally, or in accordance with the rules that apply to subscription rights relating to a capital increase.

The shareholders’ meeting adopted a resolution on February 15, 2019 authorizing the management board, for a period until February 14, 2024, subject to the consent of the supervisory board and provided it complies with the legal requirement of equal treatment, to purchase our shares in an amount up to 10% of the lower of our total share capital existing on February 28, 2019 or our total share capital existing at the time the authorization is exercised. At the discretion of the management board, such purchase may be effected on the stock market or by means of a public offer or a public solicitation to submit sales offers.

The management board is generally authorized to use treasury shares for all legally permissible purposes.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation (Aktiengesellschaft) may resolve upon request of a shareholder that holds at least 95% of the share capital that the shares held by any remaining minority shareholders be transferred to this shareholder against payment of “adequate cash compensation” (Ausschluss von Minderheitsaktionären). This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method (Ertragswertmethode).

A squeeze-out in the context of a merger (umwandlungsrechtlicher Squeeze-Out) only requires a majority shareholder to hold at least 90% of the share capital.

Shareholder Notification Requirements

In accordance with the provisions of the German Stock Corporation Act (Aktiengesetz), an enterprise has to inform a stock corporation (Aktiengesellschaft) without undue delay and in writing when its shares held in the share capital exceed or fall below 25% and/or 50%, respectively, in the capital or voting rights. Following receipt of the written notification, the corporation has to publish this information immediately in the relevant publication media.

Differences in Corporate Law

The applicable provisions of the German Stock Corporation Act (Aktiengesetz) differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the German Stock Corporation Act (Aktiengesetz) applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections.

	Germany	Delaware
Board System

Under German law, a stock corporation has a two-tier board structure composed of the management board (Vorstand) and the supervisory board (Aufsichtsrat).

The management board is responsible for running the company’s affairs and representing the company in dealings with third parties.

Under Delaware law, a corporation has a unitary board structure and it is the responsibility of the board of directors to appoint and oversee the management of the corporation on behalf of and in the best interests of the shareholders of the corporation.

	Germany	Delaware

The supervisory board of a German stock corporation has a control and supervising function. The supervisory board does not actively manage the company but certain management board actions require the approval of the supervisory board.

Management is responsible for running the corporation and overseeing its day-to-day operations.

Number of Board Members / Directors

Under German law, a stock corporation must have at least one member on its management board and the number of members shall be determined by or in the manner provided in the company’s articles of association.

A stock corporation must have at least three but no more than 21 supervisory board members; this number of supervisory board members must be divisible by three if this is necessary to comply with any applicable employee co-determination rules. The articles of association of the company must specify if the supervisory board has more than three members.

Supervisory board members are either appointed by the shareholders’ meeting or delegated by one or more individual shareholders if so provided for in the company’s articles of association.

Depending on the number of employees of the company, the supervisory board may be required to include employee representatives subject to the provisions of the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz), which applies to companies that have at least 500 employees, or the German Codetermination Act (Mitbestimmungsgesetz), which applies to companies that have at least 2,000 employees. Such rules result in different appointment rules for supervisory board members, i.e., in companies which are subject to the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz) two-thirds of supervisory board members are representatives of the shareholders, while one-third are representatives of the employees. In companies which are subject to the German Codetermination Act (Mitbestimmungsgesetz) the rule of parity

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

	Germany	Delaware

applies, i.e., half of the supervisory board members are representatives of the shareholders and the other half are representatives of the employees. In cases of dead lock, the chairman has a casting vote. The employee representatives in the supervisory board are elected by the employees following certain procedures depending on the number of employees.

Additionally, as of January 1, 2016, 30% of the supervisory board members must be women in cases where the company is a fully co-determined (voll mitbestimmungspflichtige) company, which requires that the company has at least 2,000 employees.

Appointment and Removal of Board Members / Directors

The management board of a German stock corporation is appointed by the supervisory board for a maximum period of five years with an opportunity to be reelected once or repeatedly. The supervisory board may remove a member of the management board prior to the expiration of his or her term only for good cause, such as gross breach of duties (grobe Pflichtverletzung), the inability to manage the business properly (Unfähigkeit zur ordnungsgemäßen Pflichtverletzung) or a vote of no confidence by the shareholders’ meeting (Vertrauensentzug). The shareholders themselves are not entitled to appoint or dismiss the members of the management board.

Under German law, a member of a supervisory board may be elected for a term of up to approximately five years (except for the first supervisory board of a newly incorporated company which may only be elected for a term of approximately one year), depending on the date of the annual shareholders’ meeting at which such member is elected, which is the standard term of office. Reelection, including repeated reelection, is permissible. Prior to the expiration of his or her term, supervisory board members which have been appointed by the shareholders’ meeting may be removed by a resolution of the shareholders’ meeting requiring a three-quarter majority, unless otherwise provided by the company’s articles of association.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

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Supervisory board members who are delegated by a shareholder or the company’s employees may be revoked and the resulting vacancy filled at the sole discretion of such shareholder or the employees.

Vacancies on the Boards

Under German law, vacant positions on the management board are filled by the supervisory board in accordance with the general rules of appointment, which provide that vacancies are filled by the simple majority of supervisory board votes cast, unless otherwise provided by the company’s articles of association. In case of emergencies, a vacant position on the management board may be filled by an individual appointed by the court.

Vacant positions on the supervisory board are filled in accordance with the general rules of appointment. A vacant position on the supervisory board may be filled by an individual appointed by the competent court upon application.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual Shareholders’ Meeting	Under German law, a stock corporation must hold an annual shareholders’ meeting within the first eight months of its fiscal year. As temporary exemption under the COVID-19 Act, the management board, with the consent of the supervisory board, may decide that the annual general shareholder’s meeting shall take place later in the relevant fiscal year. The annual shareholders’ meeting must be held in Germany at a location determined by the articles of association. If the articles of association do not provide for a specific location, the shareholders’ meeting shall be held at the company’s seat or, if applicable, at the venue where its shares are listed.	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Calling of Shareholders’ Meetings	Under German law, extraordinary shareholders’ meetings, in addition to the annual shareholders’ meetings, may be called by either the management board, or by the supervisory board if it is in the best interest of the company.	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	Germany	Delaware

Shareholders holding at least 5% of the company’s share capital are entitled to request that the management board convene an extraordinary shareholders’ meeting and may also address their request to the court, which then may authorize the requesting minority shareholders to convene a special meeting by themselves.

Notice of Shareholders’ Meetings

Under German law, unless a longer period is otherwise provided for in the articles of association, the shareholders must be given at least 30 days’ advance notice of the shareholders’ meeting. Currently, the COVID-19 Act provides for the option to convene a shareholders’ meeting with a shortened notice period of 21 days based on a decision of the management board in conjunction with the supervisory board’s approval.

Such notices must at least specify the name of the company, the statutory seat of the company, as well as the location, date and time of the shareholders’ meeting. In addition, the invitation must contain the agenda items as well as the management board’s and the supervisory board’s voting proposal for each agenda item.

If all shareholders entitled to attend the shareholders’ meeting are present or represented and provide their consent thereto, the formalities of calling and holding of a shareholders’ meeting can be waived.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Proxy Voting

Under German law, a shareholder may designate another person to attend, speak and vote at a shareholders’ meeting of the company on such shareholder’s behalf by proxy.

With respect to management board meetings, a management board member may issue a proxy to another management board member representing the member’s voting rights as a management board member.

With respect to supervisory board meetings, a supervisory board member may participate

Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	Germany	Delaware
in voting by issuing a written vote to another supervisory board member or third party entitled to attend the supervisory board meeting.

Preemptive / Subscription Rights	Under German law, existing shareholders have a statutory subscription right for any additional issue of shares or any security convertible into shares pro rata to the nominal value of their respective holdings in the company, unless (i) shareholders representing three quarters of the registered share capital present at the shareholders’ meeting have resolved upon the whole or partial exclusion of the subscription right and (ii) there exists good and objective cause for such exclusion. No separate resolution on the exclusion of subscription rights is required if all shareholders waive their statutory subscription rights.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issuances of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under German law, the management board may not allot shares, grant rights to subscribe for or to convert any security into shares unless a shareholder resolution to that effect has been passed at the company’s shareholders’ meeting granting the management board with such authority— subject to the approval of the supervisory board—, in each case in accordance with the provisions of the German Stock Corporation Act.	Under Delaware law, if the corporation’s certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Voting Rights	Under German law, each share, except statutory preferred shares (Vorzugsaktien), entitles its holder to vote at the shareholders’ meeting and to participate with such number of votes with respect to one share which correspond to the quota of such share in the company’s share capital. While German law does not provide for a minimum attendance quorum for shareholders’ meetings, the company’s articles of association may so provide. In general, resolutions adopted at a shareholders’ meeting may be passed by a simple majority of votes cast, unless a higher majority is required by law.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.

	Germany	Delaware
Shareholder Vote on Certain Transactions	Under German law, certain shareholders’ resolutions of fundamental importance require the vote of at least three-quarters of the share capital present or represented in the voting at the time of adoption of the resolution. Resolutions of fundamental importance include, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of intercompany agreements (Unternehmensverträge), in particular control agreements (Beherrschungsverträge) and profit and loss transfer agreements (Ergebnisabführungsverträge), and a change of the legal form of a company.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Liability of Directors and Officers

Under German law, any provision, whether contained in the company’s articles of association or any contract or otherwise, that purports to exempt a management or supervisory board member from any liability that would otherwise attach to such board member in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under German law, members of both the management board and members of the supervisory board are liable to the company, and in certain cases to third parties or shareholders, for any damage caused to them due to a breach of such member’s duty of care. Apart from insolvency or special circumstances, only the company has the right to claim damages from members of either board.

The company may waive claims for damages against a negligent management or supervisory board member only after the expiry of three years.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its shareholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Standard of Conduct for Directors and Officers	Under German law, both management and supervisory board members must conduct their affairs with “the care and diligence of a prudent business man” and act in the best interests of the company. The scope of the fiduciary duties of management and supervisory board members is generally determined by German legislation and by the German courts.	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

	Germany	Delaware

Statutory and fiduciary duties of members of the management board to the company include, among others:

•  to act in accordance with the law, the company’s articles of association and the rules of

•  procedure for the management board, if any;

•  to report to the supervisory board on a regular basis as well as on certain important occasions;

•  to exercise reasonable care, skill and diligence;

•  to maintain a proper accounting system;

•  to not compete, directly or indirectly, with the company without permission by the supervisory board; and

•  to secure that no further transactions are made in case of insolvency.

Members of the supervisory board owe substantially the same statutory and fiduciary duties to the company as members of the management board.

Additionally, their duties include:

•  to effectively supervise the company’s affairs and the management board;

•  to evaluate and issue a resolution on certain transactions which can only be conducted by the management board after approval of the supervisory board;

•  to approve the company’s financial statements;

•  to appoint the management board members and to represent the company in transactions between the company and members of the management board; and

•  to approve service contracts between individual members of the supervisory board and the company.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or breakup of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits	Under German law, generally, the company, rather than its shareholders, is the proper claimant in an action with respect to a wrong committed against the company, or in cases where there is an irregularity in the company’s internal management or	Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

Germany	Delaware

supervision. Therefore, such claims may only be raised by the company represented by its management board, or, in the case of a wrong committed by a member of the management board, by the supervisory board.

Additionally, pursuant to German case law the supervisory board is obliged to pursue the company’s claims against the management board, unless the welfare of the company keeps them from doing so.

The management board, or, if a claim is brought against a member of the management board, the supervisory board, is obliged to pursue the company’s claims against the designated individuals if so resolved by a simple majority of votes cast during a shareholders meeting.

With a simple majority of votes, shareholders can request that a representative pursues the claim on behalf of the company.

If the company is unable to fulfill its third-party obligations, the company’s creditors may pursue the company’s damage claims against members of the management board for certain wrongdoings.

Under certain circumstances, shareholders can bring forward damage claims of the company against its management on their own behalf. In order to bring forward such a claim one shareholder alone or together with other shareholders needs to hold at least 1% of the company’s share capital or a participation of €100,000 in the share capital. Additionally, the claimant needs to pass through special claim approval procedures.

•  state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

German Corporate Governance Code

The German Corporate Governance Code, or Corporate Governance Code, was originally published by the German Ministry of Justice (Bundesministerium der Justiz) in 2002 and was most recently amended on December 16, 2019 and published in the German Federal Gazette (Bundesanzeiger) on March 20, 2020. The Corporate Governance Code contains recommendations (Empfehlungen) and suggestions (Anregungen) relating to the management and supervision of German companies that are listed on a stock exchange. It follows internationally and nationally recognized standards for good and responsible corporate governance. The purpose of the Corporate Governance Code is to make the German system of corporate governance transparent for investors. The Corporate Governance Code includes corporate governance recommendations and suggestions with respect to shareholders and general shareholders’ meetings, the management and supervisory boards, transparency, accounting policies, and auditing.

There is no obligation to comply with the recommendations or suggestions of the Corporate Governance Code. The German Stock Corporation Act (Aktiengesetz) requires only that the management board and supervisory board of a German listed company issue an annual declaration that either (i) states that the company has complied with the recommendations of the Corporate Governance Code or (ii) lists the recommendations that the company has not complied with and explains its reasons for deviating from the recommendations of the Corporate Governance Code (Entsprechenserklärung). In addition, a listed company is also required to state in this annual declaration whether it intends to comply with the recommendations or list the recommendations it does not plan to comply with in the future. The current declaration needs to be published permanently on the company’s website. In addition, the Corporate Governance Code recommends that the old declarations remain on the website for five years. If the company changes its policy on certain recommendations between such annual declarations, it must disclose this fact and explain its reasons for deviating from the recommendations. Non-compliance with suggestions contained in the Corporate Governance Code need not be disclosed.

Following our listing on the New York Stock Exchange in April 2019, the Corporate Governance Code applies to us and we are required to issue the annual declarations described above. On December 26, 2019, we issued and published our first annual compliance declaration. You can find our annual compliance declarations on our website at investor.jumia.com under Corporate Governance. This website address is included in this registration statement as an inactive textual reference only.

Listing

Our ADSs are listed on NYSE under the symbol “JMIA.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent two ordinary shares (or a right to receive two ordinary shares) deposited with The Bank of New York Mellon SA/NV, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

You may hold ADSs either (a) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder (“ADS holder”). If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution for more information regarding those products. Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are described in “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on our ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of our ordinary shares or be able to exercise such rights at all.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, equitable and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent at any meeting at which you are entitled to vote pursuant to applicable law and our articles of association. Upon receipt of notice of any shareholders’ meeting, the depositary will notify you of such shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Germany and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

The depositary will not vote or attempt to exercise the right to vote or exercise any voting discretion, other than in accordance with such instructions received or deemed to have been received from any ADS holder.

If we asked the depositary to solicit your instructions at least 40 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, and we confirm to the depositary that:

•	we wish to receive a discretionary proxy,

•	as of the instruction cutoff date, we reasonably do not know of any substantial shareholder opposition to the particular question and

•	the particular question would not be materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish. If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs. If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver is enforceable in the facts and circumstances of that case in accordance with applicable case law.

PLAN OF DISTRIBUTION

We, or the selling shareholder, as applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the ADSs are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common share sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs or ordinary shares. The terms of each such distribution agreement will be described in a prospectus supplement.

We, or the selling shareholder, as applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us and/or the selling shareholder, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

ADSs representing our ordinary shares sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or development or maintenance of trading markets for any of the securities.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference

•	our 2019 Annual Report on Form 20-F/A for the fiscal year ended December 31, 2019; and

•	our Report on Form 6-K furnished to the SEC on May 8, 2020, May 13, 2020 and June 9, 2020.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from:

Jumia Technologies AG

Skalitzer Straße 104

10997 Berlin

Germany

+49 (30) 398 20 34 54

You may also access these documents on our website, investor.jumia.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEMENT OF CIVIL LIABILITIES

We are a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany. Our registered offices and most of our assets are located outside of the United States. In addition, all of the members of our management board, three out of eight supervisory board members, our senior management and the experts named herein are residents of Germany or jurisdictions other than the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Germany. In addition, actions brought in a German court against us or the members of our management board and supervisory board, our senior management and the experts named herein to enforce liabilities based on U.S. securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our management board, supervisory board, or senior management and the experts named in this prospectus. In addition, even if a judgment against our company, members of our management board, supervisory board, our senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount
SEC registration fee	$20,046.31
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*

Total		*

*	To be provided by a prospectus supplement or a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any accompanying prospectus supplement will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements of Jumia Technologies AG or as of December 31, 2018 and 2019 and for each of the three years in the period ended December 31, 2019 appearing in the Company’s annual report on Form 20-F/A for the fiscal year ended December 31, 2019 have been audited by Ernst & Young Société Anonyme, Luxembourg, an independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference, and have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

American Depositary Shares

Representing Ordinary Shares

PROSPECTUS

                    , 2020

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of directors and officers

Under German law, we may not, as a general matter, indemnify members of our management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our Company. We will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services to us.

We provide directors’ and officers’ liability insurance for the members of our management and supervisory boards against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, us, the members of our supervisory board, management board and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 9. Exhibits

Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)    Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; an

(B)    Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C)    Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Articles of Association of the Registrant

3.2	Rules of Procedure of the Supervisory Board of the Registrant

3.3	Rules of Procedure of the Management Board of the Registrant

4.1	Form of Deposit Agreement between the Registrant, the depositary and holders of American Depositary Shares evidenced by American Depositary receipts issued thereunder (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1/A (File No. 333-230207) filed with the SEC on April 10, 2019)

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of December 12, 2018, by and among the Registrant and the parties listed therein (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-1 (File No. 333-230207) filed with the SEC on March 12, 2019)

5.1	Opinion of Sullivan & Cromwell LLP as to German law matters

10.1	Post-Conversion Shareholders’ Agreement, dated as of December 18, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 (File No. 333-230207) filed with the SEC on March 12, 2019)

10.2	Information Sharing Agreement by and among Jumia Technologies AG and Mobile Telephone Networks Holdings (Pty) Ltd (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1/A (File No. 333-230207) filed with the SEC on March 28, 2019)

10.3	Jumia UG (haftungsbeschränkt) & Co. KG, Option Program 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1/A (File No. 333-230207) filed with the SEC on March 28, 2019)

10.4	Jumia Technologies AG, Stock Option Program 2019 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-1/A (File No. 333-230207) filed with the SEC on March 28, 2019)

10.5	Jumia, Virtual Restricted Stock Unit Program 2019 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1/A (File No. 333-230207) filed with the SEC on March 28, 2019)

10.6	Jumia Technologies AG, Stock Option Program 2020

10.7	Jumia Technologies AG, Virtual Restricted Stock Unit Program 2020

21.1	List of Significant Subsidiaries (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-38863) filed with the SEC on April 3, 2020)

23.1	Consent of Ernst & Young, Société Anonyme

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to the registration statement)

*	To be filed, if necessary, by amendment or furnished on Form 6-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berlin, Germany, on July 22, 2020.

Jumia Technologies AG

By	/s/ Jeremy Hodara
	Name:	Jeremy Hodara
	Title:	Co-Chief Executive Officer and Member of the Management Board

By	/s/ Sacha Poignonnec
	Name:	Sacha Poignonnec
	Title:	Co-Chief Executive Officer and Member of the Management Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeremy Hodara and Sacha Poignonnec, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy Hodara Jeremy Hodara	Co-Chief Executive Officer and Member of the Management Board	July 22, 2020

/s/ Sacha Poignonnec Sacha Poignonnec	Co-Chief Executive Officer and Member of the Management Board	July 22, 2020

/s/ Antoine Maillet-Mezeray Antoine Maillet-Mezeray	Chief Financial Officer and Principal Accounting Officer	July 22, 2020

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly appointed representative in the United States of Jumia Technologies AG has signed this registration statement or amendment thereto in the city of Newark, State of Delaware on July 22, 2020.

Puglisi & Associates

By	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director